Exhibit 99.1

FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES CLOSING OF EXCLUSIVE LICENSING AGREEMENT FOR NORTH AMERICAN RIGHTS TO REKYNDATM (BREMELANOTIDE)

Anticipated new drug application (NDA) filing in early 2018

WALTHAM, Mass., February 3, 2017 - AMAG Pharmaceuticals, Inc. (Nasdaq: AMAG) announced today the closing of the licensing agreement with Palatin Technologies, Inc. for exclusive North American commercial rights to RekyndaTM (bremelanotide), an investigational product developed for on-demand treatment of hypoactive sexual desire disorder (HSDD) in pre-menopausal women. The agreement was announced on January 9, 2017, and its closing broadens AMAG’s presence in women’s health.

HSDD is the most common type of female sexual dysfunction (FSD), affects approximately 15 million women in the U.S. and is characterized by low sexual desire that causes marked distress or interpersonal difficulties.(1) Approximately 5.8 million pre-menopausal women have a primary diagnosis of HSDD.(2),(3),(4) Recent market research indicates that 95 percent of pre-menopausal women suffering from HSDD are unaware that it is a treatable medical condition. (4) Furthermore, the majority of these women indicated a willingness to try a product like Rekynda, if recommended by their doctor.(4)

“We are pleased about the potential to further serve the health needs of women with the addition of Rekynda to AMAG’s expanding portfolio,” said William Heiden, chief executive officer of AMAG. “With our deep relationships in the women’s health community and experience building educational programs that engage patients and healthcare professionals, AMAG is well suited to drive awareness and increased understanding of HSDD.”

Palatin has successfully completed two Phase 3 clinical trials for Rekynda, with co-primary endpoints met. AMAG expects to file an NDA for Rekynda in early 2018, with an anticipated approval and launch by early 2019.

(1)  U.S Census Bureau, 2014; Shifren et all, Sexual Problems and Distress in United States Women; Obstetrics & Gynecology, Vol. 112, No. 5, November 2008

(2)  U.S. Census Bureau, 2015 American Community Survey 1-Year Estimates

(3)  Mayo Clinic Proceedings: “Hypoactive Sexual Desire Disorder: International Society for the Study of Women’s Sexual Health (ISSWSH) Expert Consensus Panel Review,” Volume 92, Issue 1, January 2017

(4)  Burke Institute: Patient and Economic Flow Study, April 2016

About RekyndaTM (bremelanotide)

Rekynda (bremelanotide), an investigational product, is thought to possess a novel mechanism of action, activating endogenous melanocortin pathways involved in sexual desire and response.

The two Phase 3 studies for HSDD in pre-menopausal women consisted of double-blind placebo-controlled, randomized parallel group studies comparing a subcutaneous dose of 1.75 mg of Rekynda delivered via an auto-injector pen to placebo. Each trial consisted of more than 600 patients randomized in a 1:1 ratio to either the treatment arm or placebo with a 24 week evaluation period. In both clinical trials, Rekynda met the pre-specified co-primary efficacy endpoints of improvement in desire and decrease in distress associated with low sexual desire as measured using validated patient-reported outcome instruments.

Women in the trials had the option, after completion of the trial, to continue in an ongoing open-label safety extension study for an additional 12 months. Nearly 80% of patients elected to remain in the open-label portion of the study, and all of these patients will continue to receive Rekynda.

In both Phase 2 and Phase 3 clinical trials, the most frequent adverse events were nausea, flushing, and headache, which were generally mild-to-moderate in severity.

Rekynda has no known alcohol interactions.

About AMAG

AMAG is a biopharmaceutical company focused on developing and delivering important therapeutics, conducting clinical research in areas of unmet need and creating education and support programs for the patients and families we serve. Our products support the health of patients in the areas of maternal health, anemia management and cancer supportive care. Through CBR®, we also help families to preserve newborn stem cells, which are used today in transplant medicine for certain cancers and blood, immune and metabolic disorders, and have the potential to play a valuable role in the ongoing development of regenerative medicine. For additional company information, please visit www.amagpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including but not limited to statements regarding: Rekynda’s strategic fit for AMAG’s women’s health business; the breadth of the FSD and HSDD markets and Rekynda’s market potential; AMAG’s ability to drive awareness and understanding of HSDD; the structure of planned and pending Rekynda clinical trials; and the expected timeline for clinical development and commercialization of Rekynda, including the timing for the new drug application (NDA), subsequent regulatory action by the Food and Drug Administration and commercial launch are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include: (1) uncertainties regarding AMAG’s and Palatin’s ability to successfully and timely complete clinical development programs and obtain regulatory approval for Rekynda in North America, (2) the possibility that significant safety or drug interaction problems could arise with respect to Rekynda, (3) the ability of AMAG to raise awareness and understanding of HSDD and the potential benefits of Rekynda (4) uncertainties regarding the manufacture of Rekynda, (5) uncertainties relating to AMAG’s and Palatin’s patents and proprietary rights associated with Rekynda in North America, (6) that the cost of the transaction to AMAG will be more than planned and/or will not provide the intended positive financial results, (7) that AMAG or Palatin will fail to fully perform under the license agreement, (8) uncertainty regarding Rekynda’s ability to achieve market acceptance and successfully compete in the FSD market in North America, and (9) other risks identified in AMAG’s Securities and Exchange Commission (SEC) filings, including AMAG’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016 and subsequent filings with the SEC. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals® is a registered trademark of AMAG Pharmaceuticals, Inc. RekyndaTM is a trademark of Palatin Technologies, Inc.  CBR® is registered trademarks of CBR Systems, Inc.

CONTACTS:

Investors for AMAG:

Linda Lennox

Vice President, Investor Relations

908-627-3424

Media for AMAG:

Katie Payne

Vice President, External Affairs

202-669-6786